Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of GrubHub Inc. (F/K/A GrubHub Seamless Inc.) on Form S-8 of our report dated February 18, 2013 on the financial statements of GrubHub Holdings Inc. (F/K/A GrubHub, Inc.) appearing in Registration Statement of GrubHub Inc. (F/K/A GrubHub Seamless Inc.) on Form S-1 (File No. 333-194219).

/s/ Crowe Horwath LLP

Oak Brook, Illinois

July 17, 2014